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LifeWallet files its Form 10-Q for the period ended March 31, 2023

LifeWallet Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c) and

Expects to File Form 10-Q for the period ended June 30, 2023 in the coming weeks

Coral Gables, Florida, – August 17, 2023 – MSP Recovery, Inc. d/b/a LifeWallet (NASDAQ: LIFW) ("LifeWallet," or the "Company"), a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery and technology leader, announced it has filed its Form 10-Q for the period ended March 31, 2023.

Additionally, the Company received a notification letter on August 16, 2023 from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating the Company was not in compliance with the requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Form 10-Q for the period ended June 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”).

The Company is working expeditiously to file its Form 10-Q for the period ending June 30, 2023. Subsequently, the company looks forward to holding a conference call to discuss historical events, current status, and futuristic outlook. The Company continues its strategy, daily operations, and mission to disrupt the antiquated healthcare reimbursement system with data-driven solutions for consumers and industries.

About LifeWallet

Founded in 2014 as MSP Recovery, LifeWallet has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries from responsible parties. LifeWallet provides comprehensive solutions for multiple industries including healthcare, legal, education, and sports NIL, while innovating technologies to help save lives. For more information, visit: www.lifewallet.com.